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                                                                   EXHIBIT 11.1

        EXHIBIT 11.1 COMPUTATION OF PRO FORMA NET INCOME (LOSS) PER SHARE
                    (In thousands, except per share amounts)
                                   (Unaudited)
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                                                                           Three Months Ended
                                                                         April 30,     April 30,
                                                                            1997          1996
                                                                        ----------    ----------
PRO FORMA NET INCOME (LOSS) PER SHARE:

Weighted average shares outstanding                                         15,727         6,917

Common equivalent shares from common stock, stock  option
  and preferred stock warrants granted or issued during the
  twelve-month period prior to the Company's initial public
  offering related to Staff Accounting Bulletin Topic 4D                         -         2,832

Dilutive common stock equivalents:
     Common stock options, using treasury stock method                       1,462
     Common stock warrants, using treasury stock
       method                                                                  274
     Convertible preferred stock using the as-if converted method            6,252             -
Adjustment to reflect the effect of the retroactive conversion of
        convertible preferred stock from the date of issuance                    -        12,260
                                                                        ----------    ----------
Common and common equivalent shares used in
  the calculation of pro forma net income (loss) per share                  23,715        22,009
                                                                        ==========    ==========

Net income (loss)                                                           $2,089       $(1,387)

Pro forma net income (loss) per share                                         $.09         $(.06)
                                                                        ==========    ==========

FULLY DILUTED NET INCOME (LOSS) PER SHARE:

Weighted average shares outstanding                                         15,727         6,917

Common equivalent shares from common stock, stock option
  and preferred stock warrants granted or issued during
  the twelve-month period prior to the Company's initial
  public offering related to Staff Accounting Bulletin Topic 4D                  -         2,832

Dilutive common stock equivalents
     Common stock options, using treasury stock method                       1,630             -
     Common stock warrants, using treasury stock method                        282             -
     Convertible preferred stock using the as-if converted method            6,252             -
Adjustment to reflect the effect of the retroactive conversion of
        convertible preferred stock from the date of issuance                    -        12,260
                                                                        ----------    ----------
Common and common equivalent shares used in
  the calculation of net income (loss) per share                            23,891        22,009
                                                                        ==========    ==========

Net income (loss)                                                           $2,089       $(1,387)

Pro forma net income (loss) per share                                         $.09         $(.06)
                                                                        ==========    ==========
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